As filed with the Securities and Exchange Commission on November 24, 2017.

Registration No. 333-221053

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 3
TO
FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MYOMO, INC.

(Exact name of Registrant as specified in its charter)

Delaware	3842	47-0944526
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

One Broadway, 14th Floor
Cambridge, Massachusetts 02142 (617) 996-9058
(Address, including zip code and telephone number, including area code, of Registrant’s principal executive offices)

Paul R. Gudonis
President and Chief Executive Officer Myomo, Inc.
One Broadway, 14th Floor Cambridge, Massachusetts 02142
(617) 996-9058
(Name, address, including zip code and telephone number, including area code of agent for service)

Copies to:

Mitchell S. Bloom, Esq. Goodwin Procter LLP 100 Northern Avenue Boston, Massachusetts 02210 (617) 570-1000	Paul R. Gudonis President and Chief Executive Officer Myomo, Inc. One Broadway, 14th Floor Cambridge, Massachusetts 02142 (617) 996-9058	Steven M. Skolnick, Esq. Lowenstein Sandler LLP 1251 Avenue of the Americas New York, New York 10020 (212) 262-6700

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a small reporting company)		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

The Registrant is filing this Amendment No. 3 to the Registration Statement on Form S-1, as amended (File No. 333-221053) (the “Registration Statement”), solely for the purpose of filing with the U.S. Securities and Exchange Commission an updated copy of Exhibit 5.1 to the Registration Statement. This Amendment No. 3 does not modify any provision of the Prospectus that forms Part I of the Registration Statement and accordingly such Prospectus has not been included herein.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth all expenses, other than the selling commissions, payable by the registrant in connection with the sale of the units, common stock and warrants being registered. All the amounts shown are estimates except the SEC registration fee, the NYSE American listing fee and the FINRA filing fee.

Total
SEC registration fee	$2,168
FINRA filing fee	3,111
NYSE American listing fee	45,000
Printing and engraving expenses	20,000
Legal fees and expenses	100,000
Accounting fees and expenses	75,000
Transfer agent and registrar fees	20,000
Miscellaneous	34,721
Total	$300,000

Item 14. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

The Registrant’s amended and restated certificate of incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

The Registrant’s amended and restated by-laws provide for the indemnification of officers, directors and third parties acting on the Registrant’s behalf if such persons act in good faith and in a manner reasonably believed to be in and not opposed to the Registrant’s best interest, and, with respect to any criminal action or proceeding, such indemnified party had no reason to believe his or her conduct was unlawful.

The Registrant is entering into indemnification agreements with each of its directors and executive officers, in addition to the indemnification provisions provided for in its charter documents, and the Registrant intends to enter into indemnification agreements with any new directors and executive officers in the future.

The underwriting agreement (to be filed as Exhibit 1.1 hereto) will provide for indemnification by the underwriter of the Registrant, and its executive officers and directors, and indemnification of the underwriters by the Registrant for certain liabilities, including liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, in connection with matters specifically provided in writing by the underwriter for inclusion in the registration statement.

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The Registrant maintains insurance on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in that capacity, subject to certain exclusions and limits of the amount of coverage.

Item 15. Recent Sales of Unregistered Securities

(1)	In June 2017, upon the closing of our initial public offering, all 2,622,187 shares of our then-outstanding preferred stock were automatically converted into 2,622,187 shares of common stock.

(2)	In June 2017, upon the closing of our initial public offering, we issued 1,055,430 shares of common stock upon the conversion of our outstanding convertible notes with a weighted average conversion price of $5.18 per share.

(3)	In June 2017, upon the closing of our initial public offering we issued 557,216 shares of common stock purchased at a price of $7.50 per share through our concurrent private placement.

(4)	In June 2017, we issued 4,000 shares of common stock to a vendor in lieu of cash payments for services rendered prior to our initial public offering. These shares were issued based upon the initial public offering price of $7.50 per share.

(5)	As of September 13, 2017, we have 1,427,493 shares issuable upon the exercise of warrants, with a weighted-average exercise price of $6.89 per share:

(6)	In January 2017, we granted stock options to purchase 69,600 shares of our common stock at a weighted-average exercise price of $1.05 per share under our 2014 Stock Option and Grant Plan.

(7)	In August 2017, we granted stock options to purchase 22,000 shares of our common stock at an exercise price of $6.75 per share under our 2016 Equity Incentive Plan.

(8)	In August 2017, we granted 46,500 shares of restricted stock under our 2016 Plan.

(9)	From January 1, 2017 through August 30, 2017, we issued and sold an aggregate of 79,929 shares of our common stock to employees, former employees and consultants at a weighted-average exercise price of $0.34 per share pursuant to exercises of options granted under our 2004 Stock Option and Incentive Plan and our 2014 Stock Option and Grant Plan.

(10)	In February 2015, we issued an aggregate of 330,476 shares of our Series B-1 Preferred Stock at a price of $4.94 per share.

11)	From January 1, 2015 to December 31, 2016, we granted stock options to purchase 147,724 shares of our common stock at a weighted-average exercise price of $0.69 per share under our 2004 Stock Option and Incentive Plan and our 2014 Stock Option and Grant Plan.

(12)	From January 1, 2015 through December 31, 2016, we issued and sold an aggregate of 124,907 shares of our common stock to employees, former employees and consultants at a weighted-average exercise price of $0.26 per share pursuant to exercises of options granted under our 2004 Stock Option and Incentive Plan and our 2014 Stock Option and Grant Plan.

(13)	In November 2017, we issued 193,509 shares of common stock in satisfaction of promissory notes held by one accredited investor.

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We deemed the offer, sale and issuance of the securities described in paragraphs (3), (4) (8) and (13) above to be exempt from registration under the Securities Act, in reliance on Section 4(a)(2) of the Securities Act, including Regulation D and Rule 506 promulgated thereunder, regarding transactions by an issuer not involving a public offering. All purchasers of securities in the transactions described in paragraphs (3) and (4) above provided standard representations for investors in an exempt offering, including that they (i) were accredited investors, (ii) were acquiring the shares for investment purposes only and not with a view to, or for sale in connection with, any distribution thereof, (iii) could bear the risks of the investment and (iv) could hold the securities for an indefinite period of time. The purchasers of the transactions described in paragraphs (3) and (4) above received written disclosures from us that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration statement or an available exemption from such registration.

We deemed the grants and exercises of stock options described in paragraphs (6), (7), (9), (11) and (12) above as exempt pursuant to Section 4(a)(2) of the Securities Act or to be exempt from registration under the Securities Act in reliance on Rule 701 of the Securities Act which provides an exemption from registration for offers and sales of securities under compensatory benefit plans and contracts relating to compensation in compliance with Rule 701.

All certificates representing the securities issued in the transactions described in this Item 2 included legends setting forth that the securities had not been offered or sold pursuant to a registration statement and describing the applicable restrictions on transfer of the securities. There were no underwriters employed in connection with any of the transactions set forth in this Item 2.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits.

The exhibits to the registration statement are listed in the Exhibit Index to this registration statement and are incorporated herein by reference.

(b) Financial Statement Schedules

No financial statement schedules are provided because the information called for is not required or is shown in either the financial statements or the notes thereto.

Item 17. Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The Registrant hereby undertakes that:

(a)	The Registrant will provide to the underwriter at the closing as specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(b)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(c)	For the purpose of determining any liability under the Securities Act each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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PART III — EXHIBITS

Index to Exhibits

Exhibit No.	Exhibit Description
1.1*	Underwriting Agreement
3.1	Eighth Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 2.3 contained in the Registrant’s Form 1-A filed on January 6, 2017)
3.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 2.4 contained in the Registrant’s Form 1-A filed on January 6, 2017)
4.1*	Form of Underwriter’s Warrant
4.2*	Form of Warrant in connection with this offering
4.3	Form of Private Placement Warrant (incorporated by reference to Exhibit 3.2 contained in the Registrant’s Form 10-Q filed on August 14, 2017)
4.4	Form of Warrant issued in connection with 8% Convertible Promissory Notes, dated December 2015 (incorporated by reference to Exhibit 3.3 contained in the Registrant’s Form 1-A filed on January 6, 2017)
4.5*	Form of Warrant issued in connection with 8% Bridge Convertible Promissory Notes, dated June 2016
5.1	Opinion of Goodwin Procter LLP
10.1+	2004 Stock Option and Incentive Plan and form of award agreements (incorporated by reference to Exhibit 6.1 contained in the Registrant’s Form 1-A filed on January 6, 2017)
10.2+	2014 Stock Option and Grant Plan and form of award agreements (incorporated by reference to Exhibit 6.2 contained in the Registrant’s Form 1-A filed on January 6, 2017)
10.3+	2016 Equity Incentive Plan (to be effective upon closing of this Offering) and form of award agreements (incorporated by reference to Exhibit 6.3 contained in the Registrant’s Form 1-A filed on January 6, 2017)
10.4	Form of MLSC 10% Promissory Notes (incorporated by reference to Exhibit 6.4 contained in the Registrant’s Form 1-A filed on January 6, 2017)
10.5	Form of 8% Convertible Promissory Notes, dated December 2015 (incorporated by reference to Exhibit 6.5 contained in the Registrant’s Form 1-A filed on January 6, 2017)
10.6*	Form of Amended and Restated Shareholder 10% Promissory Note date September 1, 2015
10.7*	Form of Amended Shareholder 10% Promissory Note dated June 29, 2016
10.8	Form of Amended Shareholder 10% Promissory Note dated May 23, 2017 (incorporated by reference to Exhibit 10.1 contained in the Registrant’s Form 10-Q filed on August 14, 2017)
10.9	Form of 8% Bridge Convertible Promissory Notes, dated June 2016 (incorporated by reference to Exhibit 6.7 contained in the Registrant’s Form 1-A filed on January 6, 2017)
10.10+	Employment Letter, dated August 22, 2012, between the Company and Steve Kelly (incorporated by reference to Exhibit 6.8 contained in the Registrant’s Form 1-A filed on January 6, 2017)
10.11+	Employment Letter, dated August 22, 2012, between the Company and Paul Gudonis (incorporated by reference to Exhibit 6.9 contained in the Registrant’s Form 1-A filed on January 6, 2017)
10.12+	Employment Letter, dated October 2, 2013, between the Company and Jonathan Naft (incorporated by reference to Exhibit 6.10 contained in the Registrant’s Form 1-A filed on January 6, 2017)
10.13+	Amendment to Employment Letter, dated June 7, 2015, between the Company and Paul Gudonis (incorporated by reference to Exhibit 6.11 contained in the Registrant’s Form 1-A filed on January 6, 2017)
10.14+	Amendment to Employment Letter, dated June 8, 2015, between the Company and Steve Kelly (incorporated by reference to Exhibit 6.12 contained in the Registrant’s Form 1-A filed on January 6, 2017)
10.15+	Compensation Letter, dated January 21, 2016, between the Company and Ralph Goldwasser (incorporated by reference to Exhibit 6.13 contained in the Registrant’s Form 1-A filed on January 6, 2017)
10.16+	Amendment to Compensation Letter, dated January 20, 2016, between the Company and Jonathan Naft (incorporated by reference to Exhibit 6.14 contained in the Registrant’s Form 1-A filed on January 6, 2017)

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Exhibit No.	Exhibit Description
10.17+	Amendment to Employment Letter, dated January 21, 2016, between the Company and Davie Mendelsohn (incorporated by reference to Exhibit 6.15 contained in the Registrant’s Form 1-A filed on January 6, 2017)
10.18+	Management Incentive Plan (incorporated by reference to Exhibit 6.16 contained in the Registrant’s Form 1-A filed on January 6, 2017)
10.19+	Form of Management Incentive Plan Letter between the Company and the Executive Officer (incorporated by reference to Exhibit 6.17 contained in the Registrant’s Form 1-A filed on January 6, 2017)
10.20	License Agreement between the Company and the Massachusetts Institute of Technology, dated October 30, 2006 (incorporated by reference to Exhibit 6.18 contained in the Registrant’s Form 1-A filed on January 6, 2017)
10.21	First Amendment to the License Agreement between the Company and the Massachusetts Institute of Technology, dated May 5, 2010 (incorporated by reference to Exhibit 6.19 contained in the Registrant’s Form 1-A filed on January 6, 2017)
10.22	GRE Fabrication Agreement, effective as of September 1, 2012 (incorporated by reference to Exhibit 6.20 contained in the Registrant’s Form 1-A filed on January 6, 2017)
10.23+	Form of Indemnification Agreement (incorporated by reference to Exhibit 6.21 contained in the Registrant’s Form 1-A filed on January 6, 2017)
10.24	Waiver to License Agreement between the Company and the Massachusetts Institute of Technology, dated November 15, 2016 (incorporated by reference to Exhibit 6.22 contained in the Registrant’s Form 1-A filed on January 6, 2017)
10.25**	Supply and Distribution Agreement between the Company and Ottobock (incorporated by reference to Exhibit 6.23 contained in the Registrant’s Form 1-A filed on January 6, 2017)
10.26+	Employment Agreement between the Company and Paul R. Gudonis, dated December 23, 2016 (incorporated by reference to Exhibit 6.24 contained in the Registrant’s Form 1-A filed on January 6, 2017)
10.27+	Employment Agreement between the Company and Jonathan Naft, dated December 23, 2016 (incorporated by reference to Exhibit 6.25 contained in the Registrant’s Form 1-A filed on January 6, 2017)
10.28+	Employment Agreement between the Company and Davie Mendelsohn, dated December 23, 2016 (incorporated by reference to Exhibit 6.26 contained in the Registrant’s Form 1-A filed on January 6, 2017)
10.29+	Employment Agreement between the Company and Ralph Goldwasser, dated December 23, 2016 (incorporated by reference to Exhibit 6.27 contained in the Registrant’s Form 1-A filed on January 6, 2017)
10.30**	Reseller Agreement with Össur Americas Inc., dated January 21, 2015 (incorporated by reference to Exhibit 6.28 contained in the Registrant’s Form 1-A filed on January 6, 2017)
10.31**	Letter for Renewal of Reseller Agreement from Össur Americas Inc., dated December 28, 2015 (incorporated by reference to Exhibit 6.29 contained in the Registrant’s Form 1-A filed on January 6, 2017
10.32	Form of Amended MLSC 7% Promissory Note dated June 6, 2017 (incorporated by reference to Exhibit 10.2 contained in the Registrant’s Form 10-Q filed on August 14, 2017)
10.33	Form of Amended Shareholder 10% Promissory Note dated November 13, 2017 (incorporated by reference to Exhibit 10.1 contained in the Registrant’s Form 8-K filed on November 14, 2017)
23.1*	Consent of Marcum LLP
23.2	Consent of Goodwin Procter LLP (included in Exhibit 5.1)

+	Management contract or compensatory arrangement.
*	Previously filed.
**	Portions of this exhibit containing confidential information have been omitted pursuant to a confidential treatment order granted by the SEC pursuant to Rule 406 under the Securities Act. Confidential information has been omitted from the exhibit in places marked “[*]”and has been filed separately with the SEC.

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SIGNATURES

Pursuant to the requirements of Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on November 24, 2017.

MYOMO, INC.

By:	/s/ Paul R. Gudonis
Name:	Paul R. Gudonis
Title:	Chairman, Chief Executive Officer and President

This registration statement has been signed by the following persons in the capacities and on the dates indicated.

	/s/ Paul R. Gudonis	Dated: November 24, 2017
Name:	Paul R. Gudonis
Title:	Chairman, Chief Executive Officer and President (Principal Executive Officer)

	/s/ Ralph A. Goldwasser	Dated: November 24, 2017
Name:	Ralph A. Goldwasser
Title:	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

	*	Dated: November 24, 2017
Name:	Thomas A. Crowley, Jr.
Title:	Director

	*	Dated: November 24, 2017
Name:	Thomas F. Kirk
Title:	Director

	*	Dated: November 24, 2017
Name:	Amy Knapp
Title:	Director

	*	Dated: November 24, 2017
Name:	Steve Sanghi
Title:	Director

*By: /s/Paul R. Gudonis
Attorney-in-fact

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